Exhibit 10.1

HOT TOPIC, INC.

PERFORMANCE SHARE AWARD CANCELLATION AGREEMENT

THIS PERFORMANCE SHARE AWARD CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2008, by and between HOT TOPIC, INC., a California corporation (the “Company”), and [                    ] (“Award Recipient”).

RECITALS

WHEREAS, in March 2007 the Company granted to Award Recipient stock award units which entitle the Award Recipient to receive up to the following maximum number of shares (the “Shares”) of the Company’s Common Stock upon the attainment of target fiscal 2009 operating income for the Company (the “Performance Award”) pursuant to the Company’s 2006 Equity Incentive Plan:

Date of Grant	Maximum Number of Shares Subject to Performance Award

WHEREAS, as of the date of this Agreement, all Shares subject to the Performance Award remain unissued and unearned, and it is not expected that the minimum levels for the fiscal 2009 operating income targets for the Company as a whole will be attained.

WHEREAS, Award Recipient has voluntarily elected to cancel the Performance Award in exchange for a payment from the Company of $1.00 in the aggregate (the “Consideration”).

WHEREAS, other than the Consideration, the Award Recipient has not received, and will not receive, any additional consideration in exchange for the cancellation of the Performance Award.

AGREEMENT

In consideration of the mutual promises and covenants herein, the parties hereto, each intending to be legally bound, agree as follows:

1. Cancellation of Performance Award. The Performance Award is hereby canceled in exchange for the Company’s payment to Award Recipient of the sum of $1.00 in the aggregate, less applicable deductions and tax withholdings, the receipt of which payment is hereby acknowledged. Award Recipient hereby irrevocably relinquishes any right or interest that Award Recipient may have had, may have or may acquire in the future with respect to the Performance Award and to the Shares.

2. Return of Outstanding Option Documents. Immediately upon execution of this Agreement, Award Recipient shall deliver to the Company all copies of the performance share award grant notice and performance share award agreement previously delivered to Award Recipient by the Company in connection with the grant of the Performance Award.

3. Further Assurances. Award Recipient agrees to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the cancellation of the Performance Award.

4. Legal Advice. Award Recipient acknowledges and represents that Award Recipient has had the opportunity to consult with a legal advisor in connection with this Agreement and that Award Recipient is not relying upon the Company for any legal advice.

5. Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, without regard to that State’s conflicts of laws principles.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Performance Share Award Cancellation Agreement has been executed by the parties hereto as of the date first above written.

HOT TOPIC, INC.

By:
Name:
Title:

AWARD RECIPIENT:

[NAME]